EXHIBIT 2.4

               EMPLOYEE BENEFITS ALLOCATION AGREEMENT (this
          "Agreement"), dated as of December 28, 1994, by and between LIN BROADCASTING CORPORATION, a Delaware corporation ("Broadcasting"), and LIN TELEVISION CORPORATION, a Delaware corporation ("Television").

          WHEREAS, the Board of Directors of Broadcasting has determined it is appropriate and desirable to separate the ownership of Broadcasting and Television by distributing to the holders of outstanding shares of common stock, par value $.01 per share, of Broadcasting (the "Broadcasting Common Stock") all outstanding shares of common stock, par value $.01 per share, of Television (the "Television Common Stock"); and

          WHEREAS, Broadcasting and Television are entering into a Distribution Agreement of even date herewith (the "Distribution Agreement") to set forth the principal corporate transactions required to effect such separation and such distribution and to set forth other agreements that will govern certain other matters following such distribution; and

          WHEREAS, in accordance with the Distribution Agreement, Broadcasting and Television desire to provide for the allocation of assets and liabilities and other matters relating to employee benefit arrangements.

          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                            ARTICLE I

                           DEFINITIONS

Section 1.01   General

     Capitalized terms used in this Agreement shall have the meanings ascribed to them in the Distribution Agreement, except as set forth in this Section 1.01. The meanings set forth below shall be equally applicable to both the singular and plural forms of the terms defined:

     Adjusted Option:  a Broadcasting Adjusted Option and a
Television Adjusted Option.

     Broadcasting 401(k) Plan:  the LIN Broadcasting Corporation
401(k) Plan, as amended through December 28, 1994.

     Broadcasting Adjusted Option:  an option to purchase
Broadcasting Common Stock, adjusted as provided in
Section 2.03(a).

     Broadcasting Holder: any Broadcasting Individual (other than one who is then employed by, or whose last employment was with, Television or a Television Subsidiary) and any other employee of Broadcasting (not including any subsidiary) or a Broadcasting Subsidiary who shall hold Adjusted Options.

     Broadcasting Individual: collectively, (i) any individual who on the Distribution Date is employed by Broadcasting (not including any subsidiary) or a Broadcasting Subsidiary, (ii) any individual whose last employment prior to the Distribution Date was with Broadcasting (not including any subsidiary) or a Broadcasting Subsidiary, and (iii) any beneficiary of any individual specified in clause (i) or (ii) above.

     Broadcasting New Deferred Compensation Plan:  the LIN
Broadcasting Corporation Deferred Compensation Plan established on December 15, 1993.

     Broadcasting Old Deferred Compensation Plan:  the LIN
Broadcasting Corporation Deferred Compensation Plan as amended through February 2, 1989.

     Broadcasting Profit Sharing Plan:  the LIN Broadcasting
Corporation Profit Sharing Plan, as amended through December 28,
1994.

     Broadcasting Retirement Plan:  the LIN Broadcasting
Corporation Retirement Plan, as amended through December 28,
1994.

     Broadcasting Stock Option: an option to purchase shares of Broadcasting Common Stock granted pursuant to the Broadcasting
Stock Option Plan.

     Broadcasting Stock Option Plan:  the LIN Broadcasting
Corporation Amended and Restated 1969 Stock Option Plan and any predecessor stock option plan of Broadcasting.

     Broadcasting Supplemental Plan:  the LIN Broadcasting
Corporation Supplemental Benefit Retirement Plan.

     Enrolled Actuary: Towers Perrin, or any other enrolled actuary making actuarial or similar determinations with respect to assets or liabilities relating to a particular employee benefit plan as may be agreed to by the parties.

     ERISA: the Employee Retirement Income Security Act of 1974, as amended, or any successor legislation.

     Form S-8: the registration statements on Form S-8 filed with the Commission by Broadcasting for options and shares of Broadcasting Common Stock issued pursuant to the Broadcasting Stock Option Plan and to be filed by Television immediately prior to the Distribution for options and shares of Television Common Stock issued pursuant to the Television Adjustment Plan.

     Plan: any plan, policy, arrangement or contract providing benefits for any group of employees or former employees or individual employee or former employee, or the beneficiary or beneficiaries of any such employee or former employee, whether formal or informal, written or unwritten, and whether or not legally binding, including, without limitation, any means, whether or not legally required, pursuant to which any benefit is provided by an employer or any employee or former employee to the beneficiary or beneficiaries of any such employee or former employee.

     Qualified Plan: a Plan which is an employee pension benefit plan (within the meaning of Section 3(2) of ERISA) and which constitutes or is intended in good faith to constitute a qualified plan under Section 401(a) of the Code, including, without limitation, the Plans listed on Schedule A.

     Securities Act: the Securities Act of 1933, as amended, or any successor legislation.

     Television Adjusted Option:  an option to purchase
Television Common Stock, adjusted as provided in Section 2.03(a).

     Television Adjustment Plan: the LIN Television Corporation 1994 Adjustment Plan to be adopted by Television pursuant to which shares of Television Common Stock may be issued to holders of Adjusted Options and which is expected to provide benefits substantially identical to the Broadcasting Stock Option Plan.

     Television Holder: any Television Individual (other than one who is then employed by, or whose last employment was with, Broadcasting (not including any subsidiary) or a Broadcasting Subsidiary) and any other employee of Television or a Television Subsidiary who shall hold Adjusted Options.

     Television Individual: collectively, (i) any individual who on the Distribution Date is employed by Television or a Television Subsidiary, (ii) any individual whose last employment prior to the Distribution Date was with Television or a Television Subsidiary, and (iii) any beneficiary of any individual specified in clause (i) or (ii) above.

     Television New Deferred Compensation Plan: an unfunded plan to be sponsored or maintained by Television which will provide benefits for Television Individuals who, as of the Effective Time, are participants in or otherwise entitled to benefits under the Broadcasting New Deferred Compensation Plan or the Broadcasting Old Deferred Compensation Plan and which is expected to provide benefits substantially identical to the Broadcasting New Deferred Compensation Plan.

     Transfer Agent: The Bank of New York, or any other entity acting as transfer agent for Broadcasting or Television after the Distribution.

     Welfare Plan: any Plan which is not a Qualified Plan, including, without limitation, the Plans listed on Schedule B, and which provides medical, health, disability, accident, life insurance, death, dental or any other welfare benefit.

Section 1.02   References

     References to a "Schedule" are, unless otherwise specified, to one of the Schedules attached to this Agreement, and references to a "Section" are, unless otherwise specified, to one of the Sections of this Agreement.

                           ARTICLE II

                        EMPLOYEE BENEFITS

Section 2.01   Qualified and Supplemental Plans

          (a) Broadcasting agrees to transfer and Television agrees to assume sponsorship of the Broadcasting 401(k) Plan, the Broadcasting Profit Sharing Plan, the Broadcasting Retirement Plan and the Broadcasting Supplemental Plan on or before the Distribution Date. Following the change in sponsorship Television shall be responsible for the administration of each such plan. Broadcasting and Television agree to take any and all actions necessary and/or appropriate to effectuate such change in sponsorship, including, but not limited to, taking appropriate Board action, appointing an administrative committee for each plan and notifying each plan's trustee(s) of the change in sponsorship.

          (b) Broadcasting agrees to transfer and Television agrees to assume sponsorship of the trust funding the Broadcasting 401(k) Plan, the trust funding the Broadcasting Profit Sharing Plan and the trust funding the Broadcasting Retirement Plan on or before the Distribution Date. Following such transfer, Television shall be responsible for all actions formerly the responsibility of Broadcasting and shall have all rights formerly held by Broadcasting and Broadcasting shall no longer be responsible for such actions or hold such rights. Broadcasting and Television agree to take any and all actions necessary and/or appropriate to effectuate such change in sponsorship, including, but not limited to, taking appropriate Board action, notifying the trustee of each such trust of the change in sponsorship and taking such actions (including the execution of such documents) as each such trustee may require.

          (c) Broadcasting agrees that Broadcasting Individuals shall cease to participate in the Broadcasting Profit Sharing Plan and the Broadcasting 401(k) Plan, and that it shall transfer the account balances of Broadcasting Individuals under the Broadcasting 401(k) Plan to another plan maintained by Broadcasting, on or before the Distribution Date. Broadcasting also agrees that all Broadcasting Individuals shall cease to accrue additional benefits under the Broadcasting Retirement Plan and Broadcasting Supplemental Plan not later than the Distribution Date. Broadcasting further agrees that it will provide any notice to participants of such cessations as may be required under the Code or ERISA, including, but not limited to, any notice required under Section 204(h) of ERISA.

          (d)  Television and Broadcasting agree that
Broadcasting Individuals with account balances under the Broadcasting Profit Sharing Plan or accrued benefits under the Broadcasting Retirement Plan and Broadcasting Supplemental Plan shall be deemed to terminate from service, for purposes of distributions from such plans, upon termination of all employment with Broadcasting and any organizations which must be aggregated with Broadcasting under Section 414(b), (c), (m) or (o) of the Code, unless such individuals are then hired by Television or an organization which must be aggregated with Television under
Section 414(b), (c), (m) or (o) of the Code. Television and Broadcasting also agree that service following the Distribution by Broadcasting Individuals with accrued benefits under the Broadcasting Retirement Plan with Broadcasting or an organization which must be aggregated with Broadcasting under Section 414(b),
(c), (m) or (o) of the Code following the Distribution shall be taken into account solely for purposes of determining whether such individuals have vested benefits, and/or are eligible for early retirement benefits under the Broadcasting Retirement Plan or the Broadcasting Supplemental Plan, and not for any other purpose. Television further agrees to timely notify the Pension Benefit Guaranty Corporation of any reportable event, within the meaning of Section 4043 of ERISA, which may result from the cessation of accruals and/or the Distribution.

          (e) Broadcasting agrees to prepare and provide to Television, as soon as practicable after the Effective Time, a list of the Broadcasting Individuals who were participants in or are otherwise entitled to benefits under each of the Broadcasting Profit Sharing Plan, the Broadcasting Retirement Plan, the Broadcasting 401(k) Plan and the Broadcasting Supplemental Plan as of the Effective Time, together with a listing of each such Broadcasting Individual's term of service for vesting and early retirement purposes under each such plan and a listing of each such Broadcasting Individual's accrued benefit or account balance thereunder, and Broadcasting and Television agree to provide one another with such additional information in the possession of one company and not already in the possession of the other as may be reasonably requested by either of them and necessary in order for Television to assume sponsorship of and administer effectively the Broadcasting Profit Sharing Plan, the Broadcasting 401(k) Plan, the Broadcasting Retirement Plan and/or the Broadcasting Supplemental Plan.

          (f) Broadcasting agrees to transfer to Television, as soon as practicable after the Effective Time, such amount as shall be determined by the Enrolled Actuary to be the present value (as of the date of transfer) of any benefits Television will pay under the Broadcasting Supplemental Plan to Broadcasting Individuals. In calculating such amount, the Enrolled Actuary shall use the same actuarial assumptions (as in effect at the Effective Time) as are used for purposes of determining the amount of any legally required contributions to the Broadcasting Retirement Plan.

          (g)  Except as specifically set forth in this
Section 2.01, from and after the Effective Time, Broadcasting and the Broadcasting Subsidiaries shall cease to have any liability or obligation whatsoever with respect to the Broadcasting Profit Sharing Plan, the Broadcasting 401(k) Plan, the Broadcasting Retirement Plan and the Broadcasting Supplemental Plan, and Television shall assume or retain, as the case may be, and shall be solely responsible for, all liabilities and obligations whatsoever of Broadcasting and the Broadcasting Subsidiaries with respect to such plans. To the extent not previously made, Broadcasting shall either be responsible for or make all contributions required to be made as of the Effective Time, no later than the later of the Effective Time and the date such contributions are legally required to be made, with respect to the Broadcasting Retirement Plan, except to the extent that such contributions are required with respect to Television Individuals.

Section 2.02   Welfare Plans

          (a) As of the Effective Time, Television shall assume or retain, or cause a Television Subsidiary to assume or retain, as the case may be, and shall be solely responsible for, or cause its insurance carriers to be responsible for, all liabilities and obligations whatsoever of Broadcasting and the Broadcasting Subsidiaries, whether or not incurred prior to the Effective Time, in connection with claims under any Welfare Plan brought by or in respect of any Television Individual or other employee of Television or a Television Subsidiary, and Broadcasting and the Broadcasting Subsidiaries shall cease to have any such liability or obligation.

          (b) As of the Effective Time or as soon thereafter as may be agreed upon, but no later than December 31, 1994, Television shall take, or cause to be taken, all actions necessary and appropriate on behalf of itself and the Television Subsidiaries (i) to assume any existing Welfare Plan of Broadcasting or any Broadcasting Subsidiary, which Welfare Plan, as of the Effective Time, is designed to provide benefits solely for Television Individuals or other employees of Television or Television Subsidiaries or (ii) otherwise to adopt such Welfare Plans as necessary to provide welfare benefits, effective as of the Effective Time or as soon thereafter as may be agreed upon, but no later than December 31, 1994, and assume such liabilities and obligations to Television Individuals or other employees of Television or Television Subsidiaries which are or shall become the responsibility of Television under Section 2.02(a). For this purpose with respect to any Broadcasting Individual who, in connection with the Distribution, ceases to be an employee of Broadcasting or a Broadcasting Subsidiary and becomes an employee of Television or a Television Subsidiary, Television or the Television Subsidiary shall, to the extent applicable, credit such Television Individual with the term of service credited to such Television Individual under the comparable Broadcasting Welfare Plan and consider such Television Individual to have satisfied any other eligibility criteria (including satisfaction of applicable deductibles or co-insurance amounts) as of the Effective Time as if such service had been rendered to Television or the Television Subsidiary and as if such eligibility criteria had been satisfied while employed by Television or the Television Subsidiary. In connection with the foregoing, Broadcasting and Television agree to provide one another or their respective designated insurance representatives with such information in the possession of one company and not already in the possession of the other as may be reasonably requested by either of them and necessary for either of them to retain, assume or establish effectively any such Welfare Plan.

          (c) Broadcasting and the Broadcasting Subsidiaries shall assume, or retain, all liabilities and obligations whatsoever of Broadcasting and the Broadcasting Subsidiaries for benefits under any Welfare Plan other than as set forth in
Section 2.02(a).

Section 2.03   Stock Option Plan

          (a) Effective immediately prior to the Effective Time, each Broadcasting Option which is outstanding and not exercised shall be adjusted so as to represent two options (each, an "Adjusted Option"), one to purchase Broadcasting Common Stock (a "Broadcasting Adjusted Option") and the other to purchase Television Common Stock (a "Television Adjusted Option"). Each Adjusted Option shall be separately exercisable, except as provided in Section 2.03(b). Each Broadcasting Adjusted Option shall be exercisable for the same number of shares as was originally covered by the related Broadcasting Option prior to the Effective Time, and each Television Adjusted Option shall be exercisable for one-half the number of shares as was originally covered by the related Broadcasting Option or, if such adjustment results in a fractional share, rounded up to the nearest whole number of shares of Television Common Stock. Each Adjusted Option shall have substantially the same other terms as such Broadcasting Option except for the exercise price and except that Adjusted Options shall be administered as provided in
Section 2.03(c). The exercise price of each Broadcasting Option shall be adjusted to give effect to the Distribution by allocating the current exercise price of the Broadcasting Option prior to the Effective Time between the Broadcasting Adjusted Option and the Television Adjusted Option, pro rata and as adjusted to reflect the one-for-two ratio of the Distribution, based on the relative fair market values of the underlying common stocks after the Effective Time and in accordance with the following formulae:

                         fmvB
     exBAO  =  exB x  ------------
                      fmvB + .5fmvTV

                            .5fmvTV
     exTVAO =  2(exB  x  --------------  )
                         fmvB + .5fmvTV
where

     exBAO is the exercise price per share of a Broadcasting
     Adjusted Option;

     exTVAO is the exercise price per share of a Television
     Adjusted Option;

     exB is the exercise price of the related Broadcasting
     Option;

     fmvB is the fair market value of Broadcasting Common Stock after the Distribution; and

     fmvTV is the fair market value of Television Common Stock after the Distribution.

For this purpose, the fair market value of each such common stock shall be the average of the high and low sales prices of each such stock quoted on the Nasdaq National Market for each of the 10 trading days commencing on the sixth trading day following the Effective Time. Broadcasting and Television shall cooperate and take all action necessary (including, if deemed necessary or appropriate, seeking a "no-action" letter or interpretive advice from the Commission) to amend (if necessary) the Broadcasting Stock Option Plan or the option agreements between Broadcasting and each holder of a Broadcasting Option and to adopt the Television Adjustment Plan so that the Broadcasting Options may be adjusted as provided in this Section 2.03(a).

          (b) Immediately following the Effective Time and subject to applicable federal securities laws, the Adjusted Options shall become separately exercisable in whole or in part in accordance with their terms as described below; provided, however, that during the period between the Effective Time and the date the exercise price for the Adjusted Options is determined in accordance with Section 2.03(a) hereof each Broadcasting Adjusted Option and Television Adjusted Option issued in respect of a particular Broadcasting Option must be exercised as a unit with payment of the full consideration for the related Broadcasting Option:

          (i) Any Broadcasting Holder may exercise any such option by delivering a properly executed notice of exercise, together with the consideration therefor or other instructions, if any, to Broadcasting. With respect to a Broadcasting Adjusted Option, Broadcasting shall proceed to issue shares of Broadcasting Common Stock in accordance with the terms of the Broadcasting Stock Option Plan and, with respect to an option to purchase Television Common Stock, Broadcasting shall promptly deliver to Television (A) a copy of the notice of exercise,
(B) as applicable, (I) a check in the amount of the aggregate exercise price, (II) a copy of instructions to a broker designated by Television directing such broker to sell the shares of Television Common Stock for which such option was exercised, and to remit to Television the aggregate exercise price (a "cashless exercise"), or (III) a request from the option holder to the administrator of the Television Adjustment Plan that the exercise price be satisfied by the delivery of previously acquired shares of Television Common Stock with a fair market value equal to the aggregate exercise price, along with the certificates for such shares (a "stock-for-stock exercise"),
(C) a statement certifying that Broadcasting has withheld or otherwise obtained the payment of any applicable federal withholding tax payable by the option holder in connection with such exercise, and (D) a request that Television direct the Transfer Agent to issue to the option holder (or to his or her designee) a certificate for the number of shares of Television Common Stock for which such option was exercised or, in the case of a cashless exercise, for any shares of Television Common Stock that were not sold in the cashless exercise. If the administrator of the Television Adjustment Plan shall generally permit Television Holders to effect either cashless exercises or stock-for-stock exercises, it shall not discriminate against Broadcasting Holders based solely upon their status as Broadcasting Holders.

          (ii) Any Television Holder may exercise any such option by delivering a properly executed notice of exercise, together with the consideration therefor or other instructions, to Television. With respect to a Television Adjusted Option, Television shall proceed to issue the shares of Television Common Stock in accordance with the terms of the Television Adjustment Plan and, with respect to a Broadcasting Adjusted Option, Television shall promptly deliver to Broadcasting (A) a copy of the notice of exercise, (B) as applicable, (I) a check in the amount of the aggregate exercise price, (II) a copy of instructions to a broker designated by Broadcasting to effect a cashless exercise and to remit to Broadcasting the aggregate exercise price, or (III) a request from the option holder to the administrator of the Broadcasting Stock Option Plan to effect a stock-for-stock exercise, along with the certificates for the shares of the previously acquired Broadcasting Common Stock,
(C) a statement certifying that Television has withheld or otherwise obtained the payment of any applicable federal withholding tax payable by the option holder in connection with such exercise, and (D) except in the case of a stock withholding exercise, a request that Broadcasting direct the Transfer Agent to issue to the option holder (or to his or her designee) a certificate for the number of shares of Broadcasting Common Stock for which such option was exercised or, in the case of a cashless exercise, for any shares of Broadcasting Common Stock that were not sold in the cashless exercise. If the administrator of the Broadcasting Stock Option Plan shall generally permit Broadcasting Holders to effect either cashless exercises or stock-for-stock exercises, it shall not discriminate against Television Holders based solely upon their status as Television Holders.

          (iii) Neither Broadcasting nor Television shall be obligated to issue shares or authorize the delivery of any certificates for shares or any proceeds relating to the exercise of an Adjusted Option unless and until it shall have received all of the required documents specified in subparagraph (i) or (ii) above, as applicable, including, without limitation, the federal tax withholding information specified in subparts (i)(C) and
(ii)(C) thereof.

          (c) Broadcasting shall administer all Broadcasting Adjusted Options in accordance with the Broadcasting Stock Option Plan, including those options held by Television Individuals. Television shall administer all Television Adjusted Options awarded under the Broadcasting Stock Option Plan, in accordance with the Television Adjustment Plan, including those options held by Broadcasting Individuals. Such administration, in each case, shall include all matters within the discretion of the Plan Administrator of each such Plan (as defined in each such Plan) or the Board of Directors of the company sponsoring such Plan.

          (d) Until all Adjusted Options exercisable for shares of the registrant corporation have been exercised, issued, cancelled or replaced or have expired in accordance with their terms, each of Broadcasting and Television at its own cost and expense shall:

               (i) use its best efforts to prepare and file with the Commission such amendments and supplements to its Form S-8 and the prospectus used in connection therewith as may be necessary to keep such Form S-8 effective and to comply with the provisions of the Securities Act with respect to the issuance by Broadcasting and by Television of all the Broadcasting Common Stock or Television Common Stock, respectively, issuable pursuant to the Adjusted Options;

               (ii) furnish to the other such number of copies of the prospectus or prospectuses to be distributed pursuant to the requirements of Form S-8, and any amendments or supplements thereto, as the other shall reasonably request for delivery to holders of Adjusted Options, along with any other materials or documents which the registrant company has undertaken to distribute to holders of Adjusted Options pursuant to its Form S-8;

               (iii) use its best efforts to register or qualify all options and shares of Broadcasting Common Stock or Television Common Stock, as the case may be, covered by any of the Form S-8s under the securities or "blue sky" laws of the jurisdictions in which holders of Adjusted Options reside, and do any and all other acts and things that may be necessary to enable the holders of Adjusted Options to exercise such options in such jurisdictions, except that neither shall be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in respect of doing business in any such jurisdiction or to consent to general service of process in any such jurisdiction;

               (iv) use its best efforts either to maintain the qualification of the Broadcasting Common Stock or the Television Common Stock, as the case may be, for inclusion on the Nasdaq National Market or to list such securities on any national securities exchange on which shares of Broadcasting Common Stock or Television Common Stock, as the case may be, are then listed and to provide a transfer agent and registrar for such shares;

               (v) use its best efforts to file with the Nasdaq National Market or any national securities exchange on which the shares of Broadcasting Common Stock or Television Common Stock, as the case may be, are then listed any notification or other forms required with respect to the Broadcasting Stock Option Plan or the Television Adjustment Plan;

               (vi) reserve for issuance upon the exercise of Adjusted Options at all times a sufficient number of shares of Broadcasting Common Stock or Television Common Stock, as the case may be; and

               (vii) provide one another with such documents, records or other information in the possession of one company and not already in the possession of the other as may be reasonably requested by either of them and necessary for either of them to administer the Adjusted Options and the restricted shares, and otherwise cooperate fully with one another in connection with the administration of the Adjusted Options and the restricted shares.

          (e) Each of Broadcasting and Television shall provide, promptly and in any event at least monthly, written notice to the other of the termination of employment of a holder of an Adjusted Option issued by the other, or of any other event which would result in the cancellation, replacement or expiration of such Adjusted Option.

          (f) For purposes of the Broadcasting Stock Option Plan, any individual who, in connection with the Distribution, ceases to be an employee of Broadcasting (not including any subsidiary) or a Broadcasting Subsidiary and remains or becomes an employee of Television or a Television Subsidiary shall not be deemed to have terminated employment for purposes of vesting or exercisability of Adjusted Options or any other provisions of such Plan, and employment with Television or the Television Subsidiary shall be deemed to be continuous employment with Broadcasting (not including any subsidiary) or such Broadcasting Subsidiary. For purposes of the Television Adjustment Plan, any individual who, in connection with the Distribution, ceases to be or does not become an employee of Television or a Television Subsidiary and remains or becomes an employee of Broadcasting (not including any subsidiary) or a Broadcasting Subsidiary shall not be deemed to have terminated employment for purposes of vesting or exercisability of Adjusted Options or any other provisions of the Television Adjustment Plan, and employment with Broadcasting (not including any subsidiary) or the Broadcasting Subsidiary shall be deemed to be continuous employment with Television or the Television Subsidiary.

Section 2.04   Deferred Compensation Plans

          (a) As soon as practicable after the date hereof and effective as of the Effective Time, Television shall take, or cause to be taken, all action necessary and appropriate to establish and administer the Television New Deferred Compensation Plan and to provide benefits thereunder for all Television Individuals who, as of the Effective Time, were participants in or otherwise entitled to benefits under the Broadcasting New Deferred Compensation Plan and the Broadcasting Old Deferred Compensation Plan; provided, however, that nothing in this Section shall be read to preclude Television from terminating or amending the Television New Deferred Compensation Plan at any time and in any way it deems appropriate, including, but not limited to, changing the eligibility requirements.

          (b) Broadcasting agrees to retain sponsorship of the Broadcasting New Deferred Compensation Plan and the Broadcasting Old Deferred Compensation Plan and shall assume or retain liability for any benefits payable under such plans to any Television Individuals; provided, however, that Television Individuals shall no longer be eligible to make deferrals under such plans after the Distribution Date or such earlier date as Broadcasting may determine; and provided, further, that Television Individuals will not be deemed to have terminated from employment for purposes of the Broadcasting New Deferred Compensation Plan until such individuals terminate employment with Television.

Section 2.05   Severance Pay

     Broadcasting and Television agree that, with respect to individuals who, in connection with the Distribution, cease to be employees of Broadcasting or a Broadcasting Subsidiary and become employees of Television or a Television Subsidiary, such cessation shall not be deemed a severance of employment from Broadcasting or the Broadcasting Subsidiary for purposes of any Plan of Broadcasting or any Broadcasting Subsidiary that provides for the payment of severance, salary continuation or similar benefits and shall, in connection with the Distribution, if and to the extent appropriate, obtain waivers from individuals against any such assertion.

Section 2.06   Other Balance Sheet Adjustments

     To the extent not otherwise provided in this Agreement, Broadcasting and Television shall take such action as is necessary to effect an adjustment to the books of Broadcasting and Television so that, as of the Effective Time, the prepaid expense balances and accrued employee liabilities with respect to any employee liability or obligation assumed or retained as of the Effective Time (except to the extent a later time is agreed upon as provided in this Agreement) by Broadcasting and the Broadcasting Subsidiaries, on the one hand, and Television and the Television Subsidiaries, on the other hand, are appropriately reflected on the respective consolidated balance sheets as of the Effective Time, respectively, of Broadcasting and Television.

Section 2.07   Preservation of Rights to Amend or Terminate Plans

     No provision of this Agreement, including, without limitation, the agreement of Broadcasting or Television that it, or any Broadcasting Subsidiary or Television Subsidiary, will make a contribution or payment to or under any Plan herein referred to for any period, shall be construed as a limitation on the right of Broadcasting or Television or any Broadcasting Subsidiary or Television Subsidiary to amend such Plan or terminate its participation therein which Broadcasting or Television or any Broadcasting Subsidiary or Television Subsidiary would otherwise have under the terms of such Plan or otherwise, and no provision of this Agreement shall be construed to create a right in any employee or former employee or beneficiary of such employee or former employee under a Plan which such employee or former employee or beneficiary would not otherwise have under the terms of the Plan itself.

Section 2.08   Reimbursement

     Broadcasting and Television acknowledge that Broadcasting and the Broadcasting Subsidiaries, on one hand, and Television and the Television Subsidiaries, on the other hand, may incur costs and expenses (including, without limitation, contributions to Plans and the payment of insurance premiums) arising from or related to any of the Plans which are, as set forth in this Agreement, the responsibility of the other party hereto. Accordingly, Broadcasting (and any Broadcasting Subsidiary responsible therefor) and Television (and any Television Subsidiary responsible therefor) agree to reimburse each other for all such costs and expenses. A party seeking reimbursement of costs and expenses under this Section 2.08 from another party shall render to such other party an invoice for such costs and expenses or portion thereof, along with appropriate verification of such costs and expenses, and such other party shall pay the other as soon as practicable, but in any event within 30 days of the date of such invoice.

Section 2.09  Indemnification

     Television shall indemnify, defend and hold harmless the Broadcasting Indemnitees, and each of them, from and against any and all Indemnifiable Losses arising out of, by reason of, or otherwise in connection with the actions contemplated by Sections 2.01, 2.02 and 2.04 of this Agreement except to the extent of any Liabilities arising as a result of an event that constitutes a breach by Broadcasting of any of its representations, warranties or covenants in this Agreement or any of the Ancillary Agreements. The procedure for Indemnification shall be as set forth in Section 3.04 of the Distribution Agreement.

                           ARTICLE III

                          MISCELLANEOUS

Section 3.01   Complete Agreement; Construction

     This Agreement, including the Schedules, and the other Ancillary Agreements shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any other Ancillary Agreement, this Agreement shall control.

Section 3.02   Survival of Agreements

     Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

Section 3.03   Governing Law

     Subject to applicable federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without regard to the principles of conflicts of laws thereof.

Section 3.04   Notices

     All notices and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

     To Broadcasting:

     5295 Carillon Point
     Kirkland, Washington 98033
     Attn:  General Counsel

     To Television:

     4 Richmond Square Floor 2
     Providence, Rhode Island 02906
     Attn:  General Counsel

Section 3.05   Amendments

     This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

Section 3.06   Successors and Assigns

     Except in connection with a merger or consolidation or the sale of all or substantially all the assets of a party hereto, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by either party hereto without the prior written consent of the other, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 3.07   Termination

     This Agreement may be terminated by and in the sole discretion of the Board of Directors of Broadcasting without the approval of Television and shall automatically terminate in the event the Distribution Agreement is terminated. In the event of such termination, no party shall have any liability of any kind to the other party.

Section 3.08   Subsidiaries

     Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any subsidiary of such party which is contemplated to be a subsidiary of such party on and after the Distribution Date.

Section 3.09   No Third-Party Beneficiaries

     This Agreement is solely for the benefit of the parties hereto and their respective subsidiaries and Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 3.10   Arbitration; Actuarial Determinations

          (a) Any action, dispute, claim or controversy between the parties to this Agreement shall be submitted to private arbitration before three arbitrators. Within 30 days of a party's demand for arbitration, each party shall select one arbitrator. The two arbitrators so selected shall, within 15 days of their selection and in any event within 45 days after a party's demand for arbitration, select a third arbitrator. The parties shall conduct discovery in accordance with the Federal Rules of Civil Procedure. All discovery must be completed within 90 days following selection of the third arbitrator. The panel of three arbitrators shall select one from among them as the lead arbitrator who shall resolve any dispute that arises in connection with discovery. The decision of any two of the arbitrators shall constitute the arbitration award. The arbitrators shall provide written findings of fact and conclusions of law on the face of their award. Judgment on any award rendered may be entered in any court having jurisdiction over such matter. Except as described herein or as agreed by the parties, the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

          (b) Notwithstanding the foregoing, in any case in which Broadcasting or Television shall disagree with the determination of an amount which this Agreement requires to be made by the Enrolled Actuary, the disagreeing party shall have the right within 30 days after receipt of notice of such determination and upon written notice to the other party, to engage at its own expense another enrolled actuary to make the determination of such amount. Such second determination shall be made within 30 days after notice by the disagreeing party to the other party (the "notice of disagreement"), and the other party shall (and shall cause the Enrolled Actuary to) provide information reasonably requested by the disagreeing party and the second enrolled actuary and otherwise cooperate with them in making the second determination. If the amount determined by such actuaries should differ, such amount shall be determined by a third enrolled actuary selected by agreement (reached within 45 days after the notice of disagreement) between the Enrolled Actuary and the second enrolled actuary. The third determination shall be made within 30 days of the selection of the third enrolled actuary. The determination of the first two enrolled actuaries, if the same, or the third enrolled actuary, if the determinations of the first two are not the same, shall be final and binding on the parties. Reasonable fees and costs for the third enrolled actuary shall be split equally between the parties.

Section 3.11   Titles and Headings

     Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning of or interpretation of this Agreement.

Section 3.12   Schedules

     The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 3.13   Legal Enforceability

     Any provision of this Agreement prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other
jurisdiction.   Without prejudice to any rights or remedies
otherwise available to any party hereto, each party acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.



                              LIN BROADCASTING CORPORATION


                              By   DONALD GUTHRIE
                              Title:    SENIOR VICE PRESIDENT-FINANCE


                              LIN TELEVISION CORPORATION


                              By   PETER E. MALONEY
                              Title:    VICE PRESIDENT

                                                       Schedule A



                         QUALIFIED PLANS



     1. LIN Broadcasting Corporation 401(k) Plan, as amended through December 28, 1994.

     2. LIN Broadcasting Corporation Profit Sharing Plan, as amended through December 28, 1994.

     3. LIN Broadcasting Corporation Retirement Plan, as amended through December 28, 1994.

                                                       Schedule B



                          WELFARE PLANS



     1.   Life, Health & Dental;

     2.   Health, only;

     3.   Vision;

     4.   Voluntary Term Life and Business Travel Accidental
          Death and Dismemberment, and Long-Term Disability;

     5.   Prepaid Legal Services;

     6.   Flexible Benefits Plan (Cafeteria Plan);

     7.   Dependent Care Reimbursement Account Plan (pre-tax);

     8.   Premium Conversion Plan (pre-tax).